As filed with the Securities and Exchange Commission on May 29, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Enveric Biosciences, Inc.

(Exact name of registrant as specified in its charter)

Delaware	95-4484725
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

245 First Street, Riverview II, 18th Floor

Cambridge, MA 02142

(Address of Principal Executive Offices) (Zip Code)

Enveric Biosciences, Inc. 2020 Long-Term Incentive Plan, As Amended

(Full title of the plan)

Joseph Tucker

Chief Executive Officer

Enveric Biosciences, Inc.

245 First Street, Riverview II, 18th Floor

Cambridge, MA 02142

(Name and address of agent for service)

(617) 444-8400

(Telephone number, including area code, of agent for service)

Copy to:

Bradley J. Wyatt

Adin J. Tarr

Greenberg Traurig, LLP

2375 E. Camelback Road, Suite 800

Phoenix, Arizona 85016

(602) 445-8000

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer:	☐	Accelerated filer:	☐
Non-accelerated filer:	☒	Smaller reporting company:	☒
		Emerging growth company:	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Explanatory Note

Pursuant to General Instruction E to Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement is filed by Enveric Biosciences, Inc. (the “Company” or “Enveric”) for the purpose of registering additional shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), under the Company’s 2020 Long-Term Incentive Plan, as previously approved by the Company’s stockholders on December 29, 2020, amended at a meeting of stockholders on July 14, 2022, further amended at a meeting of stockholders on November 2, 2023 (the “Incentive Plan”). Per the terms of the Incentive Plan, in the event that the number of outstanding shares of Common Stock is increased, the number of Authorized Shares (as defined in the Incentive Plan) shall be proportionately adjusted upon the occurrence of such increase such that the quotient of (i) the number of Authorized Shares immediately prior to such increase and (ii) the number of shares of Common Stock outstanding immediately prior to such increase is equal to the quotient of (x) the number of Authorized Shares immediately after such increase and (y) the number of shares of Common Stock outstanding immediately after such increase (the “Equitable Adjustment”); provided, however, that any such Equitable Adjustment is subject to and will take effect following approval of the Equitable Adjustment by the board of directors (the “Board”) or the committee administering the Incentive Plan. The Board approved an increase in the Incentive Plan to 717,932 shares of Common Stock as a result of the Equitable Adjustment provision.

This Registration Statement registers an aggregate of 553,784 additional shares of Common Stock that are reserved for issuance under the Incentive Plan.

The Common Stock registered pursuant to this Registration Statement is of the same class of securities as the 1,732, 31,306, and 131,110 shares of Common Stock registered for issuance under the Incentive Plan pursuant to the Registration Statements on Form S-8 (Registration Nos. 333-269330, 333-286066, and 333-292325) filed on January 20, 2023, March 24, 2025, and December 22, 2025, respectively (the “Prior Registration Statements”). The information contained in the Prior Registration Statements is hereby incorporated by reference pursuant to General Instruction E to Form S-8, except to the extent supplemented, amended or superseded by the information set forth herein.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a)

PROSPECTUS

The information required by this Part I has been omitted from this Registration Statement pursuant to the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Company hereby incorporates by reference into this Registration Statement the following documents which have been previously filed with the SEC:

(1)	our Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on March 27, 2026;
(2)	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, filed with the SEC on May 15, 2026;
(5)	our Current Reports on Form 8-K filed with the SEC on January 28, 2026, February 6, 2026, April 20, 2026, April 30, 2026, and May 29, 2026; and
(6)	the description of shares of our Common Stock as set forth in Exhibit 4.1 of our Form 10-K, filed with the SEC on March 31, 2023.

In addition, all other documents filed (not furnished) by the Company pursuant to Section 13(a), Section 13(c), Section 14 or Section 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated in this Registration Statement by reference and to be a part of this Registration Statement from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished to and not filed with the SEC in accordance with the rules of the SEC shall not be deemed incorporated by reference into this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any persons who were, are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who were, are, or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys’ fees) actually and reasonably incurred.

Our certificate of incorporation and bylaws, provide for the indemnification of its directors and officers to the fullest extent permitted under the Delaware General Corporation Law.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability for any:

●	transaction from which the director derives an improper personal benefit;

●	act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

●	unlawful payment of dividends or redemption of shares; or

●	breach of a director’s duty of loyalty to the corporation or its stockholders.

Our certificate of incorporation, includes such a provision. Expenses incurred by any officer or director in defending any such action, suit or proceeding in advance of its final disposition shall be paid by us upon delivery of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Company.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, Enveric has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

The exhibit index attached hereto is incorporated herein by reference.

Item 9.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii), and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Massachusetts, on May 29, 2026.

ENVERIC BIOSCIENCES, INC.

By:	/s/ Joseph Tucker
Joseph Tucker, Ph. D
Chief Executive Officer

Each person whose signature appears below constitutes and appoints Joseph Tucker and Kevin Coveney each of them singly, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including, without limitation, post-effective amendments) to this registration statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act and to file the same, with all exhibits thereto and all other documents in connection therewith, with the SEC, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their, his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Joseph Tucker	Chief Executive Officer and Director	May 29, 2026
Joseph Tucker, Ph.D.	(Principal Executive Officer)

/s/ Kevin Coveney	Chief Financial Officer	May 29, 2026
Kevin Coveney	(Principal Financial and Accounting Officer)

/s/ George Kegler	Director	May 29, 2026
George Kegler

/s/ Frank Pasqualone	Director	May 29, 2026
Frank Pasqualone

/s/ Michael Webb	Director	May 29, 2026
Michael Webb

/s/ Marcus Schabacker	Director	May 29, 2026
Marcus Schabacker, M.D., Ph.D.

/s/ Sheila DeWitt	Director	May 29, 2026
Sheila DeWitt, Ph.D.

EXHIBIT INDEX

Exhibit Number	Description

5.1	Opinion of Greenberg Traurig, LLP
10.1	Enveric Biosciences, Inc. 2020 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company’s Registration Statement on Form S-8, filed with the Commission on March 24, 2025)
23.1	Consent of CBIZ CPAs P.C.
23.2	Consent of Marcum LLP
23.3	Consent of Greenberg Traurig, LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on the signature page)
107	Filing Fee Table